EXHIBIT 99.2

CDW Declares First Dividend as Newly Public Company

Reinforces Commitment to Delivering Value to Shareholders

VERNON HILLS, Ill., Nov. 1, 2013 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), today announced that its Board of Directors has declared its first quarterly cash dividend to its shareholders since the company's initial public offering in June 2013.

A quarterly cash dividend of $0.0425 per common share will be paid on December 2, 2013, to all shareholders of record as of the close of business on November 15, 2013. Future dividends will be subject to Board approval.

"Just as we are committed to delivering value to our more than 250,000 customers across the US and Canada as they navigate an ever-increasingly complex IT marketplace and seek to maximize their return on IT investment, we are committed to delivering value to our shareholders," said Ann E. Ziegler, senior vice president & chief financial officer, CDW.  "This dividend is an important part of that commitment."

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education, and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs approximately 6,900 coworkers. For the trailing twelve months ended September 30, 2013, the company generated net sales of more than $10.7 billion. For more information, visit www.CDW.com.

Investor Inquiries

Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

Media Inquiries

Mary Viola
Sr. Director, Corporate Communications
847-968-0743
mediarelations@cdw.com

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